EXHIBIT 99 (a)



FOR IMMEDIATE RELEASE
Contact:  Marie Uhrich
          612-342-6583


PIPER JAFFRAY AND PIPER CAPITAL REACH AGREEMENT WITH MINNESOTA DEPARTMENT OF COMMERCE AND NASD ON MUTUAL FUND INVESTIGATIONS

MINNEAPOLIS - March 6, 1996 - Piper Jaffray Companies Inc. (NYSE: PJC) today announced that its two major subsidiaries have reached agreements with the Minnesota Department of Commerce (DOC) and the National Association of Securities Dealers (NASD) related to the marketing and sale of the Institutional Government Income Portfolio (PJIGX).

The NASD and DOC worked together on their investigations and today announced that they collectively have assessed the company $1.9 million, comprised of fines, charitable contributions and reimbursement for investigation costs. As has been its practice during its long history in the industry, Piper Jaffray Companies cooperated fully with both regulators and will comply with the requirements of the agreements while neither admitting to nor denying the regulators' findings.

"This is an important and expected step in the process of resolving issues related to the Institutional Government Income," said Addison L. Piper, chairman and CEO of Piper Jaffray Companies Inc. "We continue to focus on serving our clients' best interests while working to improve our processes and procedures."

The Company plans to pay the fines levied by the regulators and to make the charitable contributions and payment for costs of the investigations required by the DOC over the next 30 days. These payments are not expected to have a material impact on the Company's consolidated financial statements.

The Company has taken several actions related to PJIGX, including the settlement, in less than one year, of a proposed class action brought on behalf of PJIGX fund shareholders. The resulting $67 million settlement was accepted by
99.5 percent of the class members.

In consultation with outside experts, the following voluntary actions also have been taken to ensure that the Company employs the best possible practices and procedures on behalf of its clients in the future:
     Piper Jaffray  Companies has  established  a Risk  Management  Committee to review procedures on a comprehensive group-wide basis, including risk identification, monitoring and control issues. This risk management effort will be led by Gordon Knudsvig, formerly treasurer of Cargill Inc., who joined Piper Jaffray Companies in February.
     Piper Capital engaged an external law firm that performed a compliance audit and made recommendations regarding Piper Capital's practices and procedures.
     Piper Capital retained an external consultant, Andrew Davidson & Associates, to perform a thorough risk analysis of all of its fund portfolios and advisory accounts.
     Piper Capital has redesigned its portfolio oversight procedures through a new two-tiered committee process involving, among other things, quarterly reviews of all Piper Capital funds and advisory accounts.
     Piper Capital has hired a new general counsel, Susan Miley, and has reinforced its mutual fund advertising review procedures by requiring a review of all materials by Piper Jaffray Inc. compliance staff.
     The company established the Piper Institute, which will consolidate training and development activities throughout the company, including compliance training.

Piper Jaffray Companies Inc. was founded in 1895 and has built a reputation as one of the nation's premier full-service investment companies. Piper Jaffray Companies is the parent company of Piper Jaffray Inc., an investment firm with 78 retail sales offices in 17 Midwest, Mountain, Southwest and Pacific Coast states and capital markets offices in 15 cities. Other subsidiaries include Piper Capital Management Incorporated, a money management company with approximately $9 billion under management; and Piper Trust Company, a provider of trust services to individuals and institutions. Piper Jaffray Inc. is a member of the New York Stock Exchange and other major stock exchanges. For more information about Piper Jaffray Companies, visit our home page on the Internet at http://www.piperjaffray.com/.

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